Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of January 16, 2014, by and between Summer Infant, Inc. (the “Company”), and Carol E. Bramson (the “Executive”).

WITNESSETH THAT:

WHEREAS, the parties desire to enter into this Agreement pertaining to the employment of the Executive by the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Executive and the Company as follows:

1.                                      Performance of Services.  The Executive’s employment with the Company shall be subject to the following:

(a)                                 Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive as its Chief Executive Officer and President during the Agreement Term (as defined below).  In addition, the Executive shall serve as Chief Executive Officer, President and/or a director of the Company’s subsidiaries during the Agreement Term.

(b)                                 During the Agreement Term, while the Executive is employed by the Company, the Executive shall devote her full business time, energies and talents to serving as its Chief Executive Officer.

(c)                                  The Executive agrees that she shall perform her duties faithfully and efficiently subject to the directions of the Board of Directors of the Company (the “Board”).  The Executive shall not, without her consent, be assigned tasks that would be inconsistent with those of Chief Executive Officer.  The Executive shall report to the Board and shall have such authority, power, responsibilities and duties as are inherent in her position (and the undertakings applicable to her position) and necessary to carry out her responsibilities and the duties required of her under this Agreement.

(d)                                 Notwithstanding the foregoing provisions of this Section 1, during the Agreement Term, the Executive may devote reasonable time to activities other than those required under this Agreement (“outside activities”), including the supervision of her personal investments, and activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar types of activities, to the extent that such other activities do not materially inhibit or prohibit the performance of the Executive’s duties under this Agreement, or conflict in any material way with the business of the Company or any subsidiary.  The parties acknowledge that the Executive is currently engaged in other business activities outside of the Company and agree that the Executive can continue those activities during the Agreement Term, provided such activities do not materially inhibit or prohibit the performance of the Executive’s duties under this Agreement.  It is understood and agreed by the parties that the Executive’s continued participation in such activities shall not be a breach of this Agreement.

(e)                                  The term of this Agreement shall begin on February 1, 2014 (the “Effective Date”) and end on January 31, 2015, unless terminated earlier in accordance with this Agreement (the “Agreement Term”).

2.                                      Compensation.  Subject to the terms of this Agreement, while the Executive is employed by the Company, the Company shall compensate her for her services as follows:

(a)                                 Salary.  For services rendered under this Agreement, the Company shall pay the Executive a salary at the annual rate of $350,000, paid in accordance with the Company’s usual payroll practices (the “Base Salary”).

(b)                                 Bonus.  The Executive will be eligible to participate in the Company’s annual STI (Short Term Incentive) bonus program for fiscal year 2014, which provides the opportunity to earn a cash bonus based on the achievement of Company and personal performance targets determined by the Compensation Committee of the Board.  For fiscal year 2014, and subject to the terms of Section 4 below, provided that the Executive continues to be employed by the Company as of the last calendar day of 2014, the Executive will receive a minimum STI bonus of $100,000, subject to applicable withholding and other lawful deductions, payable on or before April 15, 2015.  For the avoidance of doubt, if the Executive is not employed as of the last calendar day of 2014, the Employee will not receive the minimum STI bonus pursuant to this Section 2(b).  The Executive will also be eligible to participate in the Company’s long-term incentive plan and any other bonus plan adopted by the Company, as determined by the Compensation Committee of the Board.

(c)                                  Equity Awards.  Subject to approval of the Compensation Committee of the Board and the terms of Section 4 below, on the Effective Date (the “Grant Date”), the Executive shall receive a 10-year stock option under the Company’s equity incentive plan to purchase 200,000 shares of the Company’s common stock at an exercise price equal to the closing price of a share of common stock as of the Grant Date (the “Option”), with the Option vesting in 12 equal monthly installments (on the last day of each month) over the one-year period following the Grant Date, provided that (i) the Executive remains continuously employed by or providing services to the Company on each such vesting date, (ii) the vesting shall be accelerated in full upon a “change in control” of the Company (as defined in the Company’s equity incentive plan) and (iii) the vesting shall be accelerated in full upon a termination by the Company of the Executive without Cause (as defined below).  The Executive will also be eligible to receive additional equity awards through participation in the Company’s annual long-term incentive program.

(d)                                 Other Benefits.  The Executive shall be eligible for the benefits, including, without limitation, medical and dental benefits, and other fringe benefits, including, without limitation, reasonable vacation time commensurate with the term of the Executive’s employment, to the same extent and on the same terms as those benefits are provided by the Company from time to time to the Company’s other senior management employees.

(e)                                  Expense Reimbursement.  The Company will reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to , the performance of her duties, responsibilities or services under this Agreement, provided that such expenses are incurred and accounted for in accordance with the reasonable policies and procedures established by the Company.

(f)                                   Indemnification and Insurance.  The Company and the Executive, contemporaneously with the execution of this Agreement, shall execute an indemnification agreement.  The Company shall maintain directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board), and the Executive shall be covered under such insurance to the same extent as other senior management employees of the Company and the Board.

(g)                                  Legal Expenses.  Within ten calendar days following presentation by the Executive of documentation of legal fees and expenses incurred by the Executive in connection with the preparation and negotiation of this Agreement, the Company shall pay to the Executive an amount up to $5,000 for such legal fees and expenses.

3.                                      Termination.  The Executive’s employment with the Company during the Agreement Term may be terminated by the Company or the Executive without any breach of this Agreement only under the following circumstances: (a) upon the death of the Executive; (b) upon the permanent disability of the Executive if such disability renders the Executive incapable of performing her duties; (c) with or without Cause, upon 30 days’ prior written notice by the Company to the Executive; (d) upon 30 days’ prior written notice by the Executive to the Company; or (e) upon the last day of the Agreement Term.

4.                                      Rights Upon Termination.  Upon the termination of the Executive’s employment, the Company shall provide to the Executive the following:

(a)                                 The Company will pay the Executive her Accrued Obligations promptly following such termination.  For this purpose, “Accrued Obligations” means (i) the portion of the Executive’s salary as has accrued prior to any termination of her employment with the Company and has not yet been paid, (ii) an amount equal to the value of any accrued unused vacation days, and (iii) the amount of any expenses properly incurred by the Executive on behalf of the Company prior to any such termination and not yet reimbursed pursuant to Section 2(d) hereof.

(b)                                 If the Company terminates the Executive without Cause, then the Executive shall receive the following benefits in addition to the Accrued Obligations:

(i)                                     (A) if the termination occurs within the first six months following the Effective Date, the Company shall pay to the Executive the amount of her Base Salary that would have otherwise been paid through the six-month anniversary date but for the earlier termination pursuant to this Section 4(b), or (B) if the termination occurs at any time following the six-month anniversary of the Effective Date, the Company shall pay to the Executive the amount of her Base Salary that would have otherwise been paid through January 31, 2015 but for the earlier termination pursuant to this Section 4(b), in the case of both clause (A) and (B), less applicable withholdings and deductions, paid in accordance with the Company’s usual payroll practices;

(ii)                                  the Company shall pay to the Executive any bonus earned, if any, pursuant to Section 2(b);

(iii)                               vesting shall accelerate for any unvested portion of the Option as set forth in Section 2(c)(iii); and

(iv)                              if the Executive is participating in the Company’s employee group health insurance plans on the date of termination, and the Executive timely elects and remains eligible for continued coverage under COBRA, or, if applicable, state or local insurance laws, then (A) if the termination occurs within the first six months following the Effective Date, the Company shall pay that portion of Executive’s COBRA premiums that the Company was paying prior to the date of termination until the six-month anniversary of the Effective Date or (B) if the termination occurs at any time following the six-month anniversary of the Effective Date, the Company shall pay that portion of Executive’s COBRA premiums that the Company was paying prior to the date of termination through January 31, 2015.

(c)                                  If the Company terminates the Executive under Section 3(c) with Cause, then (i) the Company shall pay to the Executive her Accrued Obligations promptly following such termination, (ii) the Option shall immediately be terminated and forfeit and (iii) the Company shall have fulfilled its payment and benefit obligations to the Executive under this Agreement.  For purposes of this Agreement, “Cause” means the occurrence of one or more of the following:  (1) the Executive’s willful and continued failure to substantially perform her obligations under this Agreement, which failure continues for a period of at least 30 days after written demand for substantial performance has been delivered by the Company to the Executive which specifically identifies the manner in which the Executive has failed to perform; (2) the Executive’s willful conduct which constitutes misconduct and is materially and demonstrably injurious to the Company, as determined in good faith by a vote of at least two-thirds of the non-Executive directors of the Board at a meeting of the Board at which the Executive is provided an opportunity to be heard; (3) the Executive being convicted of, or pleading nolo contendere to a felony; or (4) the Executive being convicted of, or pleading nolo contendere to a misdemeanor based in dishonesty or fraud.

(d)                                 If the Executive terminates her employment for any reason under Section 3(d), then (i) the Company shall pay to the Executive her Accrued Obligations, less applicable withholdings and deductions; and (ii) vesting of the Option shall cease as of the date of such termination and any remaining unvested portion shall be forfeit.

(e)                                  The Executive and any of her dependents shall be eligible for COBRA continuation coverage (as described in section 4980B of the Internal Revenue Code of 1986, as amended) at the Executive’s own cost to the extent permitted by applicable law and subject to Section 4(b).

(f)                                   The Company shall provide any other payments or benefits to be provided to the Executive by the Company or a subsidiary pursuant to any employee benefit plans or arrangements established or adopted by the Company or a subsidiary (including, without limitation, any rights to indemnification from the Company or from a third-party insurer for directors and officers liability coverage) under Section 2(f) or otherwise with respect to any costs, losses, claims, suits, proceedings, damages or liabilities to which the Executive may become subject which arise out of, are based upon or relate to the Executive’s employment by the Company or the Executive’s service as an officer), to the extent such amounts are due from the Company in accordance with the terms of this Agreement or such plans or arrangements.

5.                                      Proprietary Information.

(a)                                 The Executive agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company.  Without limitation, Proprietary Information shall include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, development plans, research data, clinical data, confidential communications with regulatory bodies and other third parties, financial data, personnel data, computer programs, customer and supplier lists, and contacts with or knowledge of customers or prospective customers of the Company.  The Executive will not disclose any Proprietary Information to any person or entity other than employees of the Company with authorization to access the information or use the same for any purposes (other than in the performance of her duties as an employee of the Company) without approval by an officer of the Company, during or after her employment with the Company, unless and until such Proprietary Information has become public knowledge without fault of the Executive or such disclosure is required by law.

(b)                                 The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, electronic, or other tangible material containing Proprietary Information, in any form, whether created by the Executive or others, which shall come into her custody or possession, shall be the exclusive property of the Company and will be used by the Executive only in the performance of her duties for the Company.  All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Executive shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of her employment.  After such delivery, the Executive shall not retain any such materials or copies thereof or any such tangible property.  Notwithstanding the foregoing provisions of this Section 5(b), the parties agree that, if the Executive continues to serve on the Board following the Agreement Term, the Executive may retain all Company property relating to the Executive’s service on the Board.

(c)                                  The Executive agrees that her obligation not to disclose or to use information and materials of the types set forth in Sections 5(a) and 5(b), and her obligation to return materials and tangible property, set forth in Section 5(b), also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties, including licensors and licensees, who may have disclosed or entrusted the same to the Company or to the Executive.

6.                                      Inventions.

(a)                                 The Executive will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by her, or under her direction, or jointly with others, during her employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Inventions”).

(b)                                 The Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of her right, title and interest in and to all Inventions and related patents, patent applications, trade secrets, copyrights and copyright applications.  However, this Section 6(b) shall not apply to Inventions which are unrelated to the present or planned business or research and development of the Company and which are made and conceived by the Executive outside of normal working hours, outside the Company’s premises and do not involve use of the Company’s tools, devices, equipment or Proprietary Information.  The Executive understands that, to the extent this Agreement is to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 6(b) shall be interpreted to not apply to any invention which a court rules or the Company agrees to fall within such classes.

(c)                                  The Executive agrees to cooperate fully with the Company, both during and after her employment with the Company, with respect to the procurement, maintenance and enforcement of patents, trademarks, copyrights and other intellectual property rights (both in the United States and foreign countries) relating to Inventions.  The Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Invention.  The Executive further agrees that if the Company is unable to secure the signature of the Executive on any such papers with reasonable effort, an executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as her agent and attorney-in-fact to execute any such papers on her behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Invention, under the conditions described herein.

7.                                      Remedies.  The Executive agrees and acknowledges that her breach of Section 5 or 6 cannot be reasonably or adequately compensated for in money damages alone and would cause irreparable injury to the Company.  Accordingly, the Executive agrees that, with respect to a breach of such Sections, the Company is entitled to, in addition to all other rights and remedies available to the Company at law or in equity, specific performance and immediate injunctive relief, without posting a bond.

8.                                      Survival.  The Executive agrees that her obligations under Sections 5 and 6 of this Agreement shall survive the termination of her employment or the Agreement Term, regardless of the reason for such termination.

9.                                      Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

10.                               Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Rhode Island.

11.                               Successors and Assigns.  This Agreement shall be enforceable by the Executive and her heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.

12.                               Entire Agreement.  This Agreement, with the Indemnification Agreement, contains the entire agreement of the parties and supersedes any prior understandings or agreements between the Executive and the Company.  This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

Company

Summer Infant, Inc.

By:	/s/ Paul Francese
Name:	Paul Francese
Title:	Chief Financial Officer

Executive

/s/ Carol E. Bramson
Carol E. Bramson

Signature page – Employment Agreement